MID-AMERICA APARTMENT COMMUNITIES, INC.
A self-managed equity REIT

PRESS RELEASE

Mid-America Apartment Communities First Quarter Funds From Operations to Exceed Forecast

Memphis, TN, Mid-America Apartment Communities, Inc. (NYSE: MAA), or Mid-America, announced today that it expects its first quarter 2009 Funds from Operations, or FFO, to exceed its prior guidance.

Based on preliminary results, Mid-America expects to report FFO (the widely accepted measure of performance for real estate investment trusts) between $30.1 million and $31.5 million, representing a range of $0.99 to $1.03 per diluted share/unit, for the first quarter of 2009. This compares to Mid-America’s FFO guidance of $0.87 to $0.97 per diluted share/unit.  Net income available to common shareholders is expected to be between $7.4 million and $8.7 million, representing a range of $0.26 to $0.31 per diluted share for the same period.

Simon Wadsworth, Chief Financial Officer, said “Same-store property operating performance was better than our forecast based on solid occupancy and lower than expected expenses. Interest expense was also less than forecast because of the very favorable rate environment. While our first quarter operating results were better than we expected, the continued weakness in both the economy and the employment market as we enter the busy summer leasing season suggests the need for caution in forecasting the balance of the year. We will give further guidance with our quarterly earnings release on May 7th.”

The following table is a reconciliation of expected FFO to expected net income attributable to Mid-America for the three months ended March 31, 2009 (in thousands):

	Three Months Ended
	March 31, 2009
	Low	High
Net income attributable to Mid-America	$ 10,600	$ 11,900
Preferred dividend distributions	(3,216)	(3,216)
Net income available for common shareholders	7,384	8,684
Depreciation of real estate assets	23,120	23,120
Net casualty loss and other settlement proceeds	144	144
Gains on sales of discontinued operations	(1,432)	(1,432)
Depreciation of real estate assets
of real estate joint ventures	264	264
Net income attributable to the
noncontrolling interest	661	769
Funds from operations	$ 30,141	$ 31,549

Weighted average for the three months ended March 31, 2009:
Shares - diluted	28,165
Shares and units - diluted	30,569

Mid-America provides guidance on FFO but does not forecast net income available for common shareholders.  It is not possible to reasonably predict the timing and certainty of acquisitions and dispositions that would materially affect depreciation, capital gains or losses and net income attributable to noncontrolling interests, or to forecast extraordinary items, which, combined, generally represent the difference between net income available for common shareholders and FFO.

FFO represents net income (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, net income attributable to noncontrolling interests, gains on disposition of real estate assets, plus depreciation of real estate, and adjustments for joint ventures to reflect FFO on the same basis.  This definition of FFO is in accordance with the National Association of Real Estate Investment Trust's definition.  Disposition of real estate assets includes sales of discontinued operations as well as proceeds received from insurance and other settlements from property damage.

Our calculation of FFO may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income.

Mid-America believes that FFO is helpful in understanding our operating performance in that FFO excludes depreciation expense on real estate assets. We believe that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

MAA is a self-administered, self-managed apartment-only real estate investment trust which currently owns or has ownership interest in 42,252 apartment units throughout the Sunbelt region of the U.S.  For further details, please refer to our website at www.maac.net or contact our Investor Relations Department at investor.relations@maac.net or (901) 435-5371 or via mail at 6584 Poplar Ave., Memphis, TN  38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated market conditions, anticipated acquisitions, redevelopment opportunities, and property financing. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, shortage of acceptable property acquisition candidates, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained therein.